Exhibit 8.1
May 5, 2009
Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201
RE: HOLLY ENERGY PARTNERS, L.P.
Ladies and Gentlemen:
     We have acted as counsel for Holly Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of up to 2,000,000 common units (including an option to purchase up to 300,000 additional common units to cover over-allotments) representing limited partner interests of the Partnership. We have also participated in the preparation of a Prospectus Supplement dated May 5, 2009 (“Prospectus Supplement”) and the Prospectus dated December 4, 2008 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-155537) (the “Registration Statement”) to which this opinion is an exhibit.
     In connection therewith, we prepared the discussion set forth under the captions “Material Tax Consequences” in the Prospectus and “Certain United States Federal Income Tax Considerations” in the Prospectus Supplement (together, the “Discussions”).
     All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Certain United States Federal Income Tax Considerations” and (ii) as of the date of the Prospectus in respect of the discussion set forth under the caption “Material Tax Consequences,” in both cases qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided are accurate discussions of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partner, included in the Discussions, as to which we express no opinion).

Vinson & Elkins LLP Attorneys at Law	Trammell Crow Center, 2001 Ross Avenue, Suite 3700
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May 5, 2009 Page 2
     We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.
VINSON & ELKINS L.L.P.